Exhibit 99.77Q1

DTF TAX-FREE INCOME INC.

ARTICLES SUPPLEMENTARY

DTF TAX-FREE INCOME INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to Section 3-802(a)(2) of the Maryland General Corporation Law (“MGCL”), the Corporation elects to be subject to Section 3-804(c) of the MGCL.

SECOND:  The foregoing election was made by amendment to the Bylaws of the Corporation, and stockholder approval is not required for the filing of these Articles Supplementary.

IN WITNESS WHEREOF, DTF Tax-Free Income Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on November 27, 2007.

WITNESS:

DTF TAX-FREE INCOME INC.

 /s/ T. Brooks Beittel                                               By:   /s/ Nathan I. Partain

     T. Brooks Beittel, Secretary                                        Nathan I. Partain, President

THE UNDERSIGNED, President of DTF Tax-Free Income Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

  /s/ Nathan I. Partain

  Nathan I. Partain, President